EXHIBIT 1
Enerplus Resources Fund
The Dome Tower
3000, 333-7th Avenue SW
Calgary, Alberta T2P 2Z1
Tel 403.298.2200
Fax 403.298.2211
www.enerplus.com

June 1, 2006
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX: ERF.UN
NYSE: ERF

ENERPLUS ANNOUNCES EXECUTIVE RESIGNATION

Calgary, Alberta -- Mr. Gordon J. Kerr, President & Chief Executive Officer of Enerplus Resources Fund (“Enerplus”) announces that Mr. Eric Tremblay, Senior Vice President, Capital Markets, has resigned his position in order that he may focus on his family’s business interests.

Mr. Tremblay joined Enerplus in 1993 and has been an integral part of the growth and success of the organization over the past 13 years. Mr. Kerr, along with the Board of Directors of Enerplus, thank Mr. Tremblay for his many years of dedicated service and wish him all the best in his new endeavours.

Ms. Jo-Anne Caza, Vice President Investor Relations, will lead the Fund’s investor relations activities going forward. Ms. Caza joined Enerplus in January of 1996 and has a wide breadth of capital markets and investor relations experience. She has been serving Enerplus in her current role since September of 2000.

For further information, please contact the Investor Relations Department at 1-800-319-6462.

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities. Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted.